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EXHIBIT 99(a)(4)

        U.S. Offer to Purchase for Cash
All Outstanding American Depositary Shares and
All Ordinary Shares, OCEANEs and Warrants held by U.S. Holders of
Genset S.A.
at
the U.S. Dollar Equivalent
of
€9.75 Net Per Ordinary Share,
€3.25 Net Per American Depositary Share
(each American Depositary Share representing one-third of one Ordinary Share),
€102.64 Net Per OCEANE,
€1.00 Net Per 1998, 1999, 2000 and 2001 Warrant
and
€6.50 Net Per 2002 Warrant
by
Serono France Holding S.A.
a wholly-owned subsidiary of
Serono S.A.

Pursuant to the U.S. Offer to Purchase dated July 16, 2002

THE U.S. OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 NOON, NEW YORK CITY TIME,
ON THURSDAY, SEPTEMBER 12, 2002, UNLESS EXTENDED.

        July 16, 2002

To Holders of American Depositary Shares of Genset S.A.:

        Enclosed for your information is an offer to purchase, dated July 16, 2002 (the "U.S. Offer to Purchase"), and the related ADS Letter of Transmittal (which, together with the U.S. Offer to Purchase, as each may be amended or supplemented from time to time, constitute the "U.S. Offer"), relating to the offer by Serono France Holding S.A., organized as a company under the laws of France ("Purchaser"), a wholly-owned subsidiary of Serono S.A., organized as a company under the laws of Switzerland, to purchase all of the American Depositary Shares ("ADSs") of Genset S.A., at the U.S. dollar equivalent of €3.25 per ADS, net to the seller in cash, less any required withholding taxes and without interest thereon upon the terms and subject to the conditions set forth in the U.S. Offer. Purchaser is also offering to purchase the following securities held by U.S. holders: all outstanding ordinary shares, nominal value €3.00 ("Shares"), of Genset, all bonds issued by Genset that are convertible or exchangeable into new or existing Shares ("OCEANEs") and all warrants to acquire Shares ("Warrants") of Genset.

        The U.S. Offer is being made in conjunction with a concurrent offer in France (together with the U.S. Offer, the "Offers"). In France, Purchaser is seeking to acquire all outstanding Shares, OCEANEs and Warrants owned by non-U.S. holders at the same prices offered in the U.S. Offer.

        Also enclosed is Genset's Solicitation/Recommendation Statement on Schedule 14D-9.

        We (or our nominees) are the holder of record of ADSs held by us for your account. A tender of such ADSs can be made only by us as the holder of record and pursuant to your instructions. The ADS Letter of Transmittal accompanying this letter is furnished to you for your information only and cannot be used by you to tender ADSs held by us for your account.

        Accordingly, we request instructions as to whether you wish to have us tender on your behalf any or all of the ADSs held by us for your account, pursuant to the terms and conditions set forth in the U.S. Offer.

        Shares, OCEANEs and Warrants of Genset cannot be tendered by means of the enclosed ADS Letter of Transmittal (which is exclusively for use in respect of ADSs). If you hold Shares, OCEANEs or Warrants you should use the Share Form of Acceptance, OCEANE Form of Acceptance or Warrant Form of Acceptance for tendering such Shares, OCEANEs or Warrants into the U.S. Offer by following the instructions set forth in such form. Additional information can be obtained from the Information Agent for the U.S. Offer at (800) 530-3706.

        Your attention is directed to the following:

  1.
  The U.S. Offer is being made for all of Genset's outstanding Shares, OCEANEs and Warrants held by U.S. holders (within the meaning of Rule 14d-1(d) under the Securities Exchange Act) and all outstanding ADSs. Purchaser will, upon the terms and subject to the conditions of the U.S. Offer, purchase the Shares, ADSs, OCEANEs and Warrants validly tendered and not withdrawn before the expiration date of the U.S. Offer. The term "Expiration Date" means 12:00 noon, New York City time, on Thursday, September 12, 2002, or if the U.S. Offer is extended, the latest time and date at which the U.S. Offer, as so extended by Purchaser, will expire.

  2.
  The U.S. Offer is open to all holders of ADSs and to all U.S. holders of Shares, OCEANEs and Warrants. See Section 1 of the U.S. Offer to Purchase.

  3.
  The Offers are both conditioned upon there being validly tendered in accordance with the terms of the Offers, and not withdrawn prior to the expiration date of the Offers, that number of Shares (including Shares represented by ADSs) and OCEANEs that represent at least two-thirds of the voting rights of Genset on a diluted basis taking into account the votes of Shares that would be issued, on a one-for-one basis, upon conversion of OCEANEs. The U.S. Offer is also subject to the condition that the offer in France shall not have been withdrawn or terminated in accordance with its terms and French law.

  4.
  The price to be paid in the U.S. Offer for ADSs is the U.S. dollar equivalent of €3.25 per ADS, net to the seller in cash, less any required withholding taxes and without interest thereon, as set forth in the U.S. Offer to Purchase.

  5.
  Tendering holders will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the ADS Letter of Transmittal, transfer taxes on the purchase of ADSs by Purchaser pursuant to the U.S. Offer. However, U.S. federal income tax backup withholding at a rate of 30% may be required, unless the required taxpayer identification information is provided. See Instruction 11 of the ADS Letter of Transmittal.

  6.
  The Board of Directors of Genset has unanimously determined that the Offers are in the interests of Genset, its security holders and employees, and unanimously recommends that holders of Shares, ADSs, OCEANEs and Warrants accept the Offers and tender their Shares, ADSs, OCEANEs and Warrants.

  7.
  Holders of ADSs whose American Depositary Receipts ("ADRs") for such ADSs are not immediately available or who cannot deliver all other required documents to The Bank of New York, as Receiving Agent, or complete the procedures for book-entry transfer prior to the Expiration Date may tender their ADSs according to the guaranteed delivery procedures set forth in Section 3 of the U.S. Offer to Purchase.

        If you wish to have us tender any or all of the ADSs held by us for your account, please so instruct us by completing, executing and returning to us in the enclosed envelope the instruction form set forth below. If you authorize the tender of your ADSs, all such ADSs will be tendered unless otherwise specified on the instruction form set forth below. Please forward your instructions to us in ample time to permit us to submit a tender on your behalf prior to the Expiration Date.

        Notwithstanding any other provisions of the U.S. Offer, in all cases, payment for ADSs accepted for payment pursuant to the U.S. Offer will be made only after timely receipt by the Receiving Agent of (a) ADRs evidencing (or a Book-Entry Confirmation (as defined in Section 3 of the U.S. Offer to Purchase) with respect to) such ADSs, (b) an ADS Letter of Transmittal, properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message (as defined in the U.S. Offer to Purchase) in lieu of the ADS Letter of Transmittal), and (c) any other documents required by the ADS Letter of Transmittal. Under no circumstances will interest be paid by Purchaser on the purchase price of the ADSs, regardless of any extension of the U.S. Offer or any delay in making such payment.

        The U.S. Offer is made only to holders of Shares, OCEANEs and Warrants resident in the United States and to all holders of ADSs solely by the U.S. Offer to Purchase and the related ADS Letter of Transmittal and Forms of Acceptance and any amendments or supplements thereto. The U.S. Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of securities in any jurisdiction in which the making of the U.S. Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the U.S. Offer to be made by a licensed broker or dealer, the U.S. Offer will be deemed to be made on behalf of Purchaser by J.P. Morgan Securities Inc., the Dealer Manager, or by one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.

Instructions with Respect to the
U.S. Offer to Purchase for Cash
All Outstanding American Depositary Shares and
All Ordinary Shares, OCEANEs and Warrants held by U.S. Holders of
Genset S.A.
at
the U.S. Dollar Equivalent
of
€9.75 Net Per Ordinary Share,
€3.25 Net Per American Depositary Share
(each American Depositary Share representing one-third of one Ordinary Share),
€102.64 Net Per OCEANE,
€1.00 Net Per 1998, 1999, 2000 and 2001 Warrant
and
€6.50 Net Per 2002 Warrant
by
Serono France Holding S.A.
a wholly-owned subsidiary of
Serono S.A.

        The undersigned acknowledge(s) receipt of your letter and the enclosed offer to purchase, dated July 16, 2002 (the "U.S. Offer to Purchase"), and the related ADS Letter of Transmittal (which, together with the U.S. Offer to Purchase, as amended or supplemented from time to time, constitute the "U.S. Offer") relating to the offer by Serono France Holding S.A., organized as a company under the laws of France ("Purchaser"), a wholly-owned subsidiary of Serono S.A., organized as a company under the laws of Switzerland, to purchase all of the American Depositary Shares ("ADSs") of Genset S.A., at the U.S. dollar equivalent of €3.25 per ADS, net to the seller in cash, less any required withholding taxes and without interest thereon, upon the terms and subject to the conditions set forth in the U.S. Offer.

        This will instruct you to tender the number of ADSs indicated below (or if no number is indicated below, all ADSs) that are held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the U.S. Offer.

        The undersigned understands and acknowledges that all questions as to validity, form and eligibility of the surrender of any ADSs submitted on my behalf to the Receiving Agent will be determined by Purchaser (which may delegate power in whole or in part to the Receiving Agent) and such determination shall be final and binding.

Number of ADSs to Be Tendered:	ADSs*
Account Number:______________________________________	Signature(s):__________________________________________________________________________________________________________________________________________
Dated: ____________, 2002
Please Type or Print Name(s)
Please Type or Print Address(es) Here
Area Code and Telephone Number
Taxpayer Identification or Social Security Number(s)
*
Unless otherwise indicated, you are deemed to have instructed us to tender all ADSs held by us for your account.

        Please return this form to the brokerage firm or other nominee maintaining your account.

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Pursuant to the U.S. Offer to Purchase dated July 16, 2002